Exhibit 10.21

EXECUTIVE SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of February 26, 2016 (the “Effective Date”), is made and entered by and between Atlantic Tele-Network, Inc., a Delaware corporation (the “Company”), and Michael T. Prior (the “Executive”).

WITNESSETH:

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company and is expected to continue to contribute to the short- and long-term profitability, growth, and financial strength of the Company;

WHEREAS, the Board (as defined below) has determined that appropriate steps should be taken to encourage and reinforce the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated by the Company for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)  “Base Pay” means the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect on the Termination Date.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means a determination by the Board that the Executive has committed any of the following acts; provided that, with respect to clause (i) only, the Executive shall not have cured such failure and resumed performing Executive’s job duties in all material respects within thirty (30) days of the Board providing Executive with written notice of the condition (specifying with reasonable particularity the condition):

i.refusal or material failure to perform job duties and responsibilities (other than by reason of serious physical or mental illness, injury, or medical condition);

ii.failure or refusal to comply in any material respect with material Company policies or lawful directives of the Board;

iii.material breach of any contract or agreement between the Executive and the Company (including but not limited to this Agreement and any confidentiality, restrictive covenant, assignment of inventions agreement or similar agreement between you and the Company), or material breach of any statutory duty, fiduciary duty or any other obligation that Executive owes to the Company;

iv.commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets;

v.engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, provided that, if such act or engagement is not willful misconduct and is curable (as determined in the good faith discretion of the Board), Executive will be given the opportunity to cure as provided above; or

vi.indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

(d) “Change in Control” means:

i.any person, entity or group (within the meaning of Section 13(2)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because the level of beneficial ownership held by any such person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

ii.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

iii.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

iv.individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease, during any 12-month period, for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

To the extent required for compliance with , in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership of” or a “change in the effective control of” or a “change in the ownership of a substantial portion of the assets of” the Company as determined under (without regard to any alternative definition thereunder).

(e)“Change in Control Involuntary Termination” means the termination of the Executive’s employment by the Company within the period beginning three months before, and ending twelve months following, a Change in Control, for any reason other than Cause, the Executive’s death or the Executive’s Disability.  For purposes of the preceding sentence, a Good Reason Termination shall be considered to be a “termination of the Executive’s employment by the Company”.

(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)“Code” means the Internal Revenue Code of 1986, as amended.

(h)  “Disability” means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to Social Security Disability Income or the long-term disability plan in effect for, or applicable to, the Executive.

(i)  “Equity Compensation” means any stock option, stock appreciation, stock purchase, restricted stock, restricted stock unit, long term incentive cash bonus award or any other kind of equity-based plan, program, arrangement or grant regardless of whether the form of distribution is in stock or cash.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason Termination” shall mean a termination of the Executive’s employment initiated by the Executive as a result of the occurrence of any of the following without the Executive’s prior written consent:

i.    A material reduction in the Executive’s duties, title or responsibilities;

ii.   A material reduction in the Executive’s annual base salary, except that an aggregate reduction in annual base salary of up to ten percent (10%) that is instituted as a result of a broad-based reduction in base salaries for the Company’s executives as a whole shall not be considered to constitute a basis for a Good Reason Termination;

iii.  A relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s prior principal place of employment (unless such relocation does not increase the Executive’s commute by more than twenty (20) miles), except that required travel on the Company’s business (to an extent substantially consistent with the Executive’s prior business travel obligations for the Company) shall not be considered to constitute a basis for a Good Reason Termination; or

iv.  The failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement.

A Good Reason Termination must be initiated, in a writing to the Company, by the Executive within sixty (60) days following the initial instance of the condition giving rise to the Good Reason Termination.  The Company shall have thirty (30) days in which to cure the condition otherwise giving rise to the Good Reason Termination.  In the event that the Company does not cure the condition, then the Good Reason Termination shall be effective as of the end of the thirty (30) day cure period. In the event that the Company does cure the condition (as determined in the reasonable discretion of the Board, with respect subparagraphs (i) and (ii)) otherwise giving rise to the Good Reason Termination, then no termination of employment shall occur.

(l)“Incentive Pay” means the maximum bonus or similar incentive compensation opportunity as established by the Company for which the Executive was eligible for the year during which the Termination Date occurs (and if no such maximum bonus or similar compensation opportunity has been established by the Company for the year during which the Termination Date occurs, then “Incentive Pay” means the maximum bonus or similar incentive compensation opportunity for which the Executive was eligible for the most recent year prior to the year during which the Termination Date occurs for which such bonus or similar incentive compensation opportunity was established).  For purposes of this definition, “Incentive Pay” does not include any Equity Compensation, or any amounts specifically designated by the parties as amounts other than Incentive Pay.

(m) “Non-Change in Control Involuntary Termination” means the termination of the Executive’s employment by the Company (other than a Change in Control Involuntary Termination) for any reason other than Cause, the Executive’s death or the Executive’s Disability.  For purposes of the preceding sentence, a Good Reason Termination shall be considered to be a “termination of the Executive’s employment by the Company”.

(n)“Restricted Territory” means the counties, towns, cities or states of any country in which the Company operates or does business.

(o)“Severance Period” means the eighteen (18) month period after the Executive’s Termination Date.

(p)“Subsidiary” means any Company controlled affiliate.

(q)“Termination Date” means the last day of the Executive’s employment with the Company.

(r)“Termination of Employment” means, except as provided in the following sentence, the termination of the Executive’s active employment relationship with the Company on account of a Non-Change in Control Involuntary Termination or a Change in Control Involuntary Termination. For purposes of the non-solicitation provision of Section 7 of the Agreement, the term “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company for any reason, including, but not limited to, the Executive’s Non-Change in Control Involuntary Termination, Change in Control Involuntary Termination, voluntary termination, termination on account of Disability, or termination by the Company for Cause.

2.Termination Not in Connection with a Change in Control.

(a)Non-Change in Control Involuntary Termination. In the event the Executive’s employment is terminated on account of a Non-Change in Control Involuntary Termination, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b)Compensation and Benefits Upon a Non-Change in Control Involuntary Termination. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall pay and provide to the Executive after his Termination Date:

i.        One and one-half (1.5) times Base Pay.  Unless a different payment stream is required pursuant to Section 10(c) of this Agreement, such Base Pay shall be paid in cash to the Executive in equal installments over the Severance Period consistent with the Company’s normal payroll practices, starting as of the first pay period following the Termination Date.

ii.   During the Severance Period, provided the Executive timely elects (and remains eligible for) COBRA continuation coverage under the Company’s group health plan, the Executive shall only be required to pay active employee rates, as in effect from time to time. At the conclusion of the Severance Period, the Executive shall be eligible to continue his/her coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

iii.  The Executive shall receive any other amounts earned, accrued or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum no later than sixty (60) days following the Termination Date, and any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

iv.  All Equity Compensation that is not vested on the Termination Date shall terminate or shall be forfeited to the Company by the Executive, effective as of the Termination Date, except as may be determined otherwise pursuant to the written terms of such Equity Compensation plan or grant agreement (it being the intent that the Executive shall be able to exercise vested options in accord with their option agreements).

3.Termination Associated With a Change in Control.

(a)  Change in Control Involuntary Termination. In the event the Executive’s employment is terminated on account of a Change in Control Involuntary Termination, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 3.

(b) Compensation and Benefits Upon a Change in Control Involuntary Termination. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall pay and provide to the Executive after his Termination Date:

i.    Lump sum cash payment equal to one and one-half (1.5) times Base Pay.  Unless the payment is delayed pursuant to Section 10(c) of this Agreement, this lump sum cash payment shall be paid to the Executive within sixty (60) days after the Executive’s Termination Date.

ii.   Lump sum cash payment equal to one and one-half (1.5) times the Executive’s Incentive Pay for the year in which the Termination of Employment occurs. Unless the payment is delayed pursuant to Section 10(c) of this Agreement, this lump sum payment shall be paid to the Executive within sixty (60) days after the Executive’s Termination Date.

iii.  During the Severance Period, provided the Executive timely elects (and remains eligible for) COBRA continuation coverage under the Company’s group health plan, the Executive shall only be required to pay active employee rates, as in effect from time to time. At the conclusion of the Severance Period, the Executive shall be eligible to continue his/her coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

iv. The Executive shall receive any other amounts earned, accrued or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum no later than sixty (60) days following the Termination Date, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

v.   Notwithstanding any provision to the contrary in any applicable plan, program or agreement, or any contrary provision in this Agreement, in the event of a Change in Control Involuntary Termination, all Equity Compensation held by the Executive on the Termination Date will become fully vested and/or exercisable, as the case may be, and all stock options held by the Executive shall remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of (i) a period of twelve (12) months after the Executive’s Termination Date, or (ii) the period set forth in the award agreement covering the option; provided, however, that in no event will the option be exercisable beyond its original term (if such date is earlier than provided herein). If, at the time of a Change in Control, the Executive holds any Equity Compensation the vesting of which was made contingent upon the attainment of performance goals with respect to a performance period, upon the occurrence of a Change in Control, notwithstanding the terms of any such award (or any plan under which the award is made), the performance goals with respect to each such award shall be deemed attained at the target level.

4.Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive (subject, in all respects, to the terms of such plan), and the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof. If the Executive’s employment terminates on account of Cause or because of his death, the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof.

5.Release. Notwithstanding the foregoing, no payments shall be made or benefits provided under this Agreement unless the Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Appendix A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit) or a termination thereof.  The Executive understands and agrees that he has twenty-one (21) days to consider the Release.  In the event that the Release is not executed and delivered to the Company on or before the twenty-second (22nd) day following delivery of the Release to the Executive, then no payments shall be made to the Executive under this Agreement, other than amounts to which he or she is entitled to receive as a matter of law or contract.

6.Confidentiality. The Executive hereby covenants and agrees that he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as defined below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 6) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary. The Executive understands and acknowledges that the above list is not exhaustive, and that confidential or proprietary information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that any confidential or proprietary information developed by the Executive in the course of his/her employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same confidential or proprietary information to the Executive in the first instance. The foregoing obligations imposed by this Section 6 will not apply (i) in the course of the business of and for the benefit of the Company as required in the performance of any of the Executive’s duties to the Company (with the prior consent of an authorized officer acting on behalf of the Company in each instance), (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

Nothing in this Section 6 is intended to nor shall it limit or prohibit Executive, or waive any right on his or her part, to initiate or engage in communication with, respond to any inquiry from, or otherwise provide information to, any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation.

7.Covenants Not to Compete and Not to Solicit. In the event of the Executive’s Termination of Employment, the Company’s obligations to provide severance pay as provided in Sections 2 and 3 shall be expressly conditioned upon the Executive’s covenants not to compete and not to solicit as provided herein. In the event the Executive breaches his/her obligations to the Company as provided herein, the Company’s obligations to make severance payments to the Executive pursuant to Sections 2 and 3 shall cease, without prejudice to any other remedies that may be available to the Company.

(a)Covenant Not to Compete. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, for the remainder of the Executive’s employment with the Company and for the twelve (12) months thereafter, the Executive agrees and covenants not to engage in any Competitive Activity within any geographic regions in which the Company then engages in its business activities. For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Company. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, or confidential or proprietary information. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(b)  Non-solicitation of Employees. The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the remainder of the Executive’s employment with the Company and for the twelve (12) months thereafter.

(c)  Non-solicitation of Customers. The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of the Executive’s experience with and relationship to the Company, the Executive has had access to and learned about much or all of the Company's customer information. For purposes of this clause, “customer information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

The Executive agrees and covenants, during the remainder of the Executive’s employment with the Company and for the twelve (12) months thereafter, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(d)  Interpretation. The covenants contained in this Section 7 are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(e)  Reasonableness. In the event that the provisions of this Section 7 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

8.Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control or otherwise.

9.Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled, in addition to other available remedies, to a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should the Executive fail to abide by any of the terms of this Agreement, including the covenants contained in Section 7 hereof, or if the Executive revokes the Release within the seven-day revocation period, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to the Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the Release provided herein.

In the event that the Executive’s employment is terminated for Cause, under Section 1(c)(vi), and the prosecution of such matter is discontinued without any action, or any such prosecution results in a not guilty finding, then forty-five (45) days following such discontinuation or finding (provided that Executive shall have provided (and not revoked) a fully executed and effective General Release and Waiver of Claims), the Company shall pay to the Executive the difference between (i) what he or she would have received if such termination of employment had been classified as a Change in Control Involuntary Termination or a Non-Change in Control Involuntary Termination (whichever would have been applicable, based upon the timing of the Executive’s termination of employment), and (ii) whatever severance benefits (if any) were actually provided to the Executive in connection therewith, plus three percent (3%) simple interest.

10.Certain Tax Matters.

(a)  Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(b)  Code Section 280G Contingent Cutback. Notwithstanding any provision of this Plan to the contrary, in the event that the payments and other benefits payable under this Plan or otherwise payable to an Executive under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates (i) would constitute an

“excess parachute payment” (as defined under Code Section 280G) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and other benefits shall be payable either (x) in full or (y) in a reduced amount that would result in no portion of such payments and other benefits being subject to the excise tax imposed under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such Executive on an after-tax basis, of the greatest amount of severance benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

The determination of whether it is necessary to decrease a payment or benefit to be paid under this Plan must be made in good faith by a nationally recognized certified public accounting firm (the “Accounting Firm”) selected by the Company. This determination will be conclusive and binding upon the Executive and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company shall appoint another nationally recognized certified public accounting firm to make the determination required under this Plan. The Company shall bear all fees of the Accounting Firm. If a reduction is necessary, the Executive will have the right to designate the particular payment or benefit to be reduced or eliminated so that no portion of the payment or benefit to be paid to the Executive will be an excess parachute payment subject to the deduction limits under Section 280G of the Code and the excise tax under Section 4999 of the Code. However, no payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) may be reduced to the extent that a reduction can be made to any payment or benefit that is not “deferred compensation.”

(c) Code Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.

The parties intend that the provisions of this Agreement will operate in a manner that will avoid adverse federal income tax consequences under section 409A of the Code. If a payment under this Agreement to the Executive is subject to the requirements of section 409A of the Code, the Executive hereby acknowledges and agrees that the

Company may take any actions deemed necessary in its sole discretion to avoid adverse federal income tax consequences under section 409A of the Code and that such action may be taken without the consent of the Executive, including, but not limited to, delaying the commencement of any payment under this Agreement for six (6) months from the Executive’s Termination Date if it is determined that as of such Termination Date, the Executive is a “specified employee” and such amounts are deemed to be “deferred compensation” subject to the requirements of section 409A of the Code.

Notwithstanding the foregoing, the Company makes no representations or warranty that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

11. Term of Agreement. This Agreement shall continue in full force and effect for five (5) years following the Effective Date; provided, however, that if a Change in Control occurs during the term of the Agreement, or if the Executive’s employment is terminated during the term of this Agreement, then this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.  The parties may, but are not required to, agree to extend the term of this Agreement at any time, pursuant to a written agreement to that effect.

12. Successors and Binding Agreement.

(a)  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement).

(b)  This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)  This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. Notices. All notices under this Agreement must be given in writing by personal delivery or United States registered or certified mail, return receipt requested, at the addresses indicated in this Agreement, or any other address designated in writing by either party.

Notice to the Company:

Atlantic Tele-Network, Inc.

600 Cummings Center

Beverly, MA 01915

Attention:  Chairperson, Compensation Committee of the Board of Directors

Notice to the Executive:

[EXECUTIVE’S ADDRESS AND CONTACT INFORMATION]

14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

15. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held by a court of competent jurisdiction to be invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Mandatory Binding Arbitration. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement (other than with respect to matters arising under Sections 6 or 7 hereof), including the validity of this arbitration clause, or any breach of this Agreement shall be submitted to and decided by binding arbitration in Boston, Massachusetts. Arbitration shall be administered by a single arbitrator under the rules of the American Arbitration Association, or any other similar association mutually agreed to by the parties.  Any arbitral award determination shall be final and binding upon the parties and may be entered as a judgment in a court of competent jurisdiction.

17. Miscellaneous.

(a)Except as provided in subparagraph (b) below, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(b)Notwithstanding any contrary provision of this Agreement, the Company may modify benefits otherwise payable or to be provided under this Agreement without obtaining the Executive’s consent to such modification to the extent that the Company determines in its sole discretion that such modification is necessary or appropriate in order to effect compliance with applicable law or regulatory requirements.

(c)Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

(d)References to Sections are to references to Sections of this Agreement.

18. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2, 3, 6, and 7 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

20. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Executive and the Company pertaining to the Termination of Employment and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

21. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Atlantic Tele-Network, Inc.

By	/s/ Martin L. Budd

Name: Martin L. Budd
Title: Chairperson, Compensation Committee of
the Board of Directors

EXECUTIVE

Signature:	/s/ Michael T. Prior
Print Name: Michael T. Prior